Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-283544-02 and 333-283544

*Full PX Details* $2.30BN Honda Auto Receivables 2025-3 Owner Trust (HAROT 2025-3)

Joint Bookrunners: Barclays (str), Citi, MUFG, and Soc Gen

Co-Managers: BofA, CastleOak, Penserra, Ramirez, Stern Brothers, US Bancorp

TOE: 3:30 PM ET

CAPITAL STRUCTURE

CLS	TOT($mm)	OFF($mm)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	621.000	589.950	0.30	P-1/A-1+	1-7	03/26	08/26	I-CURV	+12	4.362%	4.362%	100.00000%
A-2A	550.020	522.519	1.08	Aaa/AAA	7-19	03/27	03/28	I-CURV	+35	4.234%	4.19%	99.99224%
A-2B	289.500	275.025	1.08	Aaa/AAA	7-19	03/27	03/28	SOFR30A	+35			100.00000%
A-3	839.520	797.544	2.37	Aaa/AAA	19-38	10/28	02/30	I-CURV	+37	4.075%	4.04%	99.99791%
A-4	121.030	114.962	3.19	Aaa/AAA	38-38	10/28	11/31	I-CURV	+45	4.141%	4.10%	99.98269%

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker : HAROT 2025-3

Offered Size : $2.30BN

Format : SEC Registered

Exp. Ratings : Moody's / S&P

ERISA : Yes

Risk Retention : US RR = Yes, EU RR = No

Min Denoms : $1k x $1k

Pxing Speed : 1.30% ABS to 10% Call

Expected Pricing : Week of Aug 4th

Expected Settle : 8/12/2025

First Pay Date : 9/22/2025

B&D : BARC

-ATTACHMENTS-

Preliminary Prospectus, FWP

Intex Deal Name : bcgharot_2025-3-max

Intex Passcode : BU79

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.